Exhibit 99.2

CPS TECHNOLOGIES CORP.

Statements of Operations (Unaudited)

	Fiscal Quarters Ended
	April 2,	March 27,
	2022	2021

Revenues:
Product sales	$6,652,714	$4,865,708

Total revenues	6,652,714	4,865,708
Cost of product sales	4,689,224	3,921,568

Gross Margin	1,963,490	944,140
Selling, general, and administrative expense	1,416,393	908,471

Income from operations	547,097	35,669
Other income (expense), net	(1,913)	(4,310)

Income before taxes	545,184	31,359
Income tax provision	125,748	456

Net income	$419,436	$30,903

Net income per basic common share	$0.03	$0.00

111 South Worcester Street, Norton, Massachusetts 02766-2102    Tel: 508-222-0614  Fax: 508-222-0220

CPS is Certified to the ISO 9001 Standard

Visit us on the Web:  www.cpstechnologysolutions.com

CPS TECHNOLOGIES CORP.

Balance Sheet (Unaudited)

	April 2,	December 25,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$4,699,694	$5,050,312
Accounts receivable-trade, net	4,902,518	4,870,021
Inventories, net	4,705,526	3,911,602
Prepaid expenses and other current assets	334,963	225,873
Total current assets	14,642,701	14,057,808
Net property and equipment	1,322,494	1,322,494

Right-of-use lease asset	558,000	586,000
Deferred taxes, net	2,698,686	2,823,978
Total Assets	$19,221,881	$18,800,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	51,620	55,906
Accounts payable	2,251,122	2,100,251
Accrued expenses	717,482	1,086,429
Deferred revenue	1,707,138	1,707,138
Lease liability, current portion	157,000	155,000
Total current liabilities	4,879,361	5,104,724
Note payable less current portion	87,988	98,684
Long term lease liability	401,000	431,000
Total liabilities	5,373,350	5,634,408

Total stockholders’ equity	13,848,531	13,166,311
Total liabilities and stockholders’ equity	$19,221,881	$18,800,719